Exhibit 99.1

THE VITA COCO COMPANY REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Second Quarter Net Sales Increased +13% to $115 million; For The First Six Months, Net Sales grew +19%

Gross Margin of 25% Represents a Sequential Improvement of Over 500 Basis Points from the First Quarter

Company Reaffirms Previously Communicated Net Sales and Adjusted EBITDA Guidance

NEW YORK, August 10, 2022 (GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights Compared to Prior-Year Period

•Net sales grew 13% to $115 million driven by strong 21% growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $29 million, flat on a dollar basis, or 25% of net sales, representing a sequential improvement of over 500 basis points from the first quarter of 2022, compared to 28% of net sales in the prior-year period, with the decrease driven by higher year-over-year transportation costs.

•Net Income was negatively impacted by a non-cash mark-to-market loss in fair value on foreign currency hedges of $3 million versus a benefit from a gain of $5 million last year. Net income attributable to shareholders was $1 million, or $0.02 per diluted share for the second quarter of 2022, compared to net income of $8 million, or $0.15 per diluted share in the second quarter of 2021.

•Non-GAAP Adjusted EBITDA1 was $7 million compared to $10 million, down $3 million due to higher transportation and incremental public company costs.

2022 Year-To-Date Highlights Compared to Prior-Year Period

•Net sales grew 19% to $212 million driven by strong 28% growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $48 million, a decrease of $5 million, or 23% of net sales, compared to 30% of net sales in the prior-year period, with the decrease driven by higher year-over-year transportation costs.

•Net income attributable to shareholders was $3 million, or $0.06 per diluted share, compared to net income of $9 million, or $0.18 per diluted share in the prior year period.

•Non-GAAP Adjusted EBITDA1 was $4 million, compared to $16 million, with the decrease primarily driven by higher transportation and incremental public company costs.

Michael Kirban, the Company's Co-founder and Executive Chairman, stated, "I am very proud of our team and its performance over the past few months, especially this quarter during which we have significantly improved our gross margins. While continuing to navigate a challenging operating and global macroenvironment, we have begun our journey to profitability recovery and remain confident in achieving our long term Adjusted EBITDA1 margin goals of high teens percentage of net sales. Demand remains very strong for our flagship Vita Coco Coconut Water brand, and it continues to gain share of the growing coconut water category. According to IRI, the Vita Coco brand now holds 51% tracked channel retail value share, up 7% against the comparable prior year period2. Not only do we continue to take share of the category, but we continue to win new households with our household penetration reaching 11.4%, up approximately 170 basis points, or 17% incremental households, against the comparable prior year period according to data from Numerator2. We remain committed to our long-term goals and ambitions to create and maintain category leading brands in the broader, better-for you, functional beverage segment."

Martin Roper, the Company’s Chief Executive Officer, said, “We are pleased with this quarter's results and I would like to congratulate and thank all our employees who have worked so hard over the last few months in executing our pricing strategy and mitigating costs which have ultimately led to sequential improvements in our gross margins. We remain encouraged by the continued robust consumer demand for our beverage products, and we are on pace to meet our net sales growth and Adjusted EBITDA1 targets for the year. We are especially pleased with the strength and resilience of our supply chain as we continue to face historically high transportation costs, primarily ocean freight rates. We implemented front-line pricing increases in the second quarter and plan additional pricing actions in the second half of this year. We believe our 2022 price increases should, on an annualized dollar basis in 2023, fully offset the current elevated costs seen in transportation and logistics."

Second Quarter 2022 Consolidated Results

Net sales increased $13 million, or 13%, to $115 million for the second quarter ended June 30, 2022, compared to $102 million for the second quarter ended June 30, 2021. The increase in net sales was driven by increased case equivalent ("CE") volumes coupled with some benefits from net pricing actions.

Strong top line growth driven by the continued underlying strength of our Vita Coco brand was offset by increased transportation costs due to the global shipping environment and domestic transportation pressures. As a result, gross profit was $29 million for the second quarter of 2022, which was flat in dollars compared to the second quarter of 2021. Gross margin of 25% in the second quarter represented a sequential improvement of over 500 basis points from the first quarter, but decreased approximately 300 basis points from 28% in the same period last year.

Selling, general and administrative expenses in the second quarter of 2022 were $24 million, compared to $21 million in the same prior year period. The increase was largely due to ongoing public company costs, with increased spending in personnel related expenses, insurance and professional fees.

Net Income was negatively impacted by a non-cash mark-to-market loss in fair value on foreign currency hedges of $3 million versus a benefit from a gain of $5 million last year. Net income attributable to shareholders was $1 million, or $0.02 per diluted share for the second quarter of 2022, compared to net income of $8 million, or $0.15 per diluted share in the second quarter of 2021.

Adjusted EBITDA1 for the second quarter of 2022 was $7 million, compared to $10 million in the second quarter of 2021. The decrease in Adjusted EBITDA1 was primarily driven by higher transportation costs and incremental public company costs.

Balance Sheet

As of June 30, 2022, the Company had cash and cash equivalents of $16 million and $22 million of debt under a revolving credit facility, compared to $29 million and zero, respectively as of December 31, 2021. The decrease in net cash was primarily driven by working capital seasonality due to significantly increased accounts receivables. Inventories as of June 30, 2022 totaled $70 million compared to $75 million as of December 31, 2021. On June 30, 2022, there were 55,651,499 shares of common stock outstanding.

Fiscal Year 2022 Full Year Outlook

The Company is reaffirming previously communicated full year 2022 guidance:

a.Expect net sales in the range of $440-455 million, representing a growth of approximately 16-20% compared to fiscal year 2021.
b.Expect gross margin improvement for the remainder of 2022 compared to the first quarter. Anticipate full year gross margins in the mid 20%’s due to expected continued elevated transportation costs, partially offset by the benefit of higher net pricing and efficiency initiatives.
c.Forecast Adjusted EBITDA3 in the range of $27-32 million reflecting volume and pricing growth offset by higher than normal transportation costs and increased public company costs.

Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2)Custom Research by The Vita Coco Company, IRI Total US MULO+C 52-Weeks Ending 6/26/22. Numerator data as of 52-Weeks Ending 6/30/2022.

(3) GAAP Net Income 2022 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI813976ffef31411f8968a56ad7257b57 and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a B Corp™ and is incorporated as a Public Benefit Corporation.

Contacts
Investor:
John Mills
Managing Partner
646-277-1254
investors@thevitacococompany.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2021 filed with the U.S. Securities and Exchange Commission ("SEC") on March 14, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2022 filed with the SEC on May 13, 2022 and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$16,411	$28,690
Accounts receivable, net of allowance of $1,349 at June 30, 2022, and $1,301 at December 31, 2021	73,295	47,195
Inventory	70,062	75,360
Supplier advances	1,448	1,170
Derivative assets	3,407	126
Prepaid expenses and other current assets	23,571	20,718
Total current assets	188,194	173,259
Property and equipment, net	2,981	2,473
Goodwill	7,791	7,791
Intangible assets, net	7,324	7,934
Supplier advances	5,205	2,808
Deferred tax assets, net	1,165	1,265
Other assets	5,148	1,954
Total assets	217,808	197,484
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	14,614	28,338
Accrued expenses and other current liabilities	47,303	42,399
Notes payable, current	25	28
Derivative liabilities	1,014	3,197
Total current liabilities	62,956	73,962
Credit facility	22,000	—
Notes payable	36	48
Other long-term liabilities	2,286	301
Total liabilities	87,278	74,311

Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 61,857,699 and 61,764,582 shares issued at June 30, 2022 and December 31, 2021, respectively; 55,651,499 and 55,558,382 Shares Outstanding at June 30, 2022 and December 31, 2021, respectively.	619	618
Additional paid-in capital	139,170	134,730
Retained earnings	50,735	47,369
Accumulated other comprehensive loss	(1,066)	(616)
Treasury stock, 6,206,200 shares at cost as of June 30, 2022, and December 31, 2021.	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	130,530	123,173
Total liabilities and stockholders’ equity	$217,808	$197,484

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$115,305	$101,810	$211,753	$177,260
Cost of goods sold	86,016	72,834	163,401	124,200
Gross profit	29,289	28,976	48,352	53,060
Operating expenses
Selling, general and administrative	24,257	21,444	49,058	41,222
Income (Loss) from operations	5,032	7,532	(706)	11,838
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(3,242)	4,569	5,464	3,214
Foreign currency gain/(loss)	(43)	(930)	(144)	(1,530)
Interest income	3	38	10	73
Interest expense	(56)	(113)	(83)	(192)
Total other income (expense)	(3,338)	3,564	5,247	1,565
Income before income taxes	1,694	11,096	4,541	13,403
Income tax expense	(555)	(3,314)	(1,175)	(3,981)
Net income	1,139	7,782	3,366	9,422
Net income/(loss) attributable to noncontrolling interest	—	(15)	—	(20)
Net income attributable to The Vita Coco Company, Inc.	$1,139	$7,797	$3,366	$9,442
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.02	$0.15	$0.06	$0.18
Diluted	$0.02	$0.15	$0.06	$0.18
Weighted-average number of common shares outstanding
Basic	55,626,861	52,995,871	55,594,558	53,398,800
Diluted	55,804,448	53,322,972	55,752,597	53,842,426

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$3,366	$9,422
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	945	1,044
(Gain)/loss on disposal of equipment	—	42
Bad debt expense	157	66
Unrealized (gain)/loss on derivative instruments	(5,464)	(3,214)
Stock-based compensation	4,200	1,012
Noncash lease expense	513	—
Deferred tax expense	—	5
Changes in operating assets and liabilities:
Accounts receivable	(27,167)	(31,930)
Inventory	4,730	(14,639)
Prepaid expenses, net supplier advances, and other assets	(5,713)	1,452
Accounts payable, accrued expenses, and other liabilities	(8,939)	20,968
Net cash provided by (used in) operating activities	(33,372)	(15,772)
Cash flows from investing activities:
Cash paid for property and equipment	(857)	(84)
Net cash used in investing activities	(857)	(84)
Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	242	19
Borrowings on credit facility	22,000	13,000
Repayments of borrowings on credit facility	—	(30,000)
Cash received (paid) on notes payable	(16)	30,029
Cash paid to acquire treasury stock	—	(50,003)
Net cash used in financing activities	22,226	(36,955)
Effects of exchange rate changes on cash and cash equivalents	(276)	118
Net decrease in cash and cash equivalents	(12,279)	(52,693)
Cash and cash equivalents at beginning of the period	28,690	72,181
Cash and cash equivalents at end of the period	$16,411	$19,488
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$807	$977
Cash paid for interest	16	88

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(in thousands)
Net income	$1,139	$7,782	$3,366	$9,422
Depreciation and amortization	475	518	945	1,044
Interest income	(3)	(38)	(10)	(73)
Interest expense	56	113	83	192
Income tax expense	555	3,314	1,175	3,981
EBITDA	2,222	11,689	5,559	14,566
Stock-based compensation (a)	1,813	525	4,200	1,012
Unrealized (gain)/loss on derivative instruments (b)	3,242	(4,569)	(5,464)	(3,214)
Foreign currency (gain)/loss (b)	43	930	144	1,530
Other adjustments (c)	—	1,218	—	1,722
Adjusted EBITDA	$7,320	$9,793	$4,439	$15,616
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other charges inclusive of legal costs and other non-recurring expenses mostly related to our public company readiness preparation.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	$76,436	$62,216	$135,291	$104,405
Private Label	20,547	21,277	43,627	40,485
Other	3,510	2,656	6,186	5,110
Subtotal	100,493	86,149	185,104	150,000
International segment
Vita Coco Coconut Water	11,124	9,863	19,473	16,352
Private Label	2,946	2,609	5,711	5,531
Other	742	3,189	1,465	5,377
Subtotal	14,812	15,661	26,649	27,260
Total net sales	$115,305	$101,810	$211,753	$177,260

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Cost of goods sold
Americas segment	73,784	60,443	142,099	103,176
International segment	12,232	12,392	21,302	21,024
Total cost of goods sold	$86,016	$72,835	$163,401	$124,200
Gross profit
Americas segment	26,710	25,706	43,006	46,824
International segment	2,579	3,270	5,346	6,236
Total gross profit	$29,289	$28,976	$48,352	$53,060
Gross margin
Americas segment	26.6%	29.8%	23.2%	31.2%
International segment	17.4%	20.9%	20.1%	22.9%
Consolidated	25.4%	28.5%	22.8%	29.9%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	8,304	7,216	14,599	11,877
Private Label	2,137	2,449	4,867	4,710
Other	526	249	892	504
Subtotal	10,967	9,914	20,358	17,091

International segment*
Vita Coco Coconut Water	1,625	1,430	2,831	2,427
Private Label	421	399	834	787
Other	13	94	26	206
Subtotal	2,059	1,923	3,691	3,420
Total volume (CE)	13,026	11,837	24,049	20,511
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE